Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DOUBLEVERIFY HOLDINGS, INC.

DOUBLEVERIFY HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.     The present name of the corporation is DoubleVerify Holdings, Inc. (the “Corporation”).

2.     The Corporation was incorporated under the name Pixel Group Holdings Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 16, 2017.  A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State on each of September 19, 2017, November 7, 2017 and December 6, 2019.  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on November 17, 2020.

3.     The board of directors of the Corporation, acting in accordance with the provisions of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation by amending Article FOURTH to add an eleventh paragraph at the end of Part B of Article FOURTH, as set forth below:

“11.        Reverse Stock Split.  Immediately upon the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware becoming effective pursuant to the General Corporation Law (the “Effective Time”), and without any further action of the Corporation or any stockholder, each three (3) shares of Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall automatically be reclassified as, combined into and become one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split.  If any fraction of a share of Common Stock would otherwise be issuable upon the Reverse Stock Split, the Corporation shall, in lieu of issuing any fractional shares of Common Stock, round the number of shares of Common Stock to be issued to each stockholder who would otherwise be entitled to receive a fractional share up to the nearest whole share.  Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book-entry position have been reclassified pursuant to the Reverse Stock Split.”

4.     For the avoidance of doubt, upon this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation becoming effective, the Conversion Price applicable to the Preferred Stock (as such terms are defined in the Amended and Restated Certificate of Incorporation) shall be adjusted in accordance with Section 4.5 of the Amended and Restated Certificate of Incorporation.

5.     This Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL, the board of directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval, and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment.

6.     This Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation shall become effective immediately upon being duly filed with the Secretary of State.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the 29th day of March, 2021.

DOUBLEVERIFY HOLDINGS, INC.

By:	/s/ Andy Grimmig
	Name:	Andy Grimmig
	Title:	Chief Legal Officer

[Signature Page to Certificate of Amendment]